Filed Pursuant to Rule 433

File No. 333-178706

FINAL TERM SHEET

Dated April 1, 2014

WAL-MART STORES, INC.

€850,000,000 1.900% Notes Due 2022

€650,000,000 2.550% Notes Due 2026

Name of Issuer:	Wal-Mart Stores, Inc. (“Walmart”)

Title of Securities:	1.900% Notes Due 2022 (“2022 Notes”)
2.550% Notes Due 2026 (“2026 Notes”)

Aggregate Principal Amount:	€850,000,000 (2022 Notes)
€650,000,000 (2026 Notes)

Issue Price (Price to Public):	99.706% of principal amount (2022 Notes)
99.551% of principal amount (2026 Notes)

Maturity:	April 8, 2022 (2022 Notes)
April 8, 2026 (2026 Notes)

Coupon (Interest Rate):	1.900% (2022 Notes)
2.550% (2026 Notes)

Benchmark Bund:	DBR 2.000% due 01/04/22 (2022 Notes)
DBR 1.750% due 02/15/24 (2026 Notes)

Benchmark Bund Price and Yield:	106.125; 1.169% (2022 Notes)
101.605; 1.573% (2026 Notes)

Spread to Benchmark Bund:	+77.1 basis points (2022 Notes)
+102.1 basis points (2026 Notes)

Mid Swaps Yield:	1.510% (2022 Notes)
2.014% (2026 Notes)

Spread to Mid Swaps:	+43 basis points (2022 Notes)
+58 basis points (2026 Notes)

Yield to Maturity:	1.940% (2022 Notes)
2.594% (2026 Notes)

Interest Payment Date:	April 8 of each year, beginning on April 8, 2015

Interest Payment Record Date:	March 25 of each year

Redemption Provisions:	No mandatory redemption provisions.

Walmart may redeem the 2022 Notes and the 2026 Notes in whole or in part at any time at the applicable “make-whole” redemption price determined as described under “Description of the Notes—Optional Redemption” in the preliminary prospectus dated April 1, 2014 (the “Preliminary Prospectus”), with the discount being calculated at the Comparable Government Bond Rate (as defined in the Preliminary Prospectus) plus 12.5 basis points, in the case of the 2022 Notes, and plus 15 basis points, in the case of the 2026 Notes.

In addition, Walmart may redeem the 2022 Notes at any time on or after January 8, 2022 and the 2026 Notes at any time on or after January 8, 2026, in each case at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Walmart may, at its option, redeem the Notes upon the occurrence of certain events relating to U.S. taxation as described in the Preliminary Prospectus.

Sinking Fund Provisions:	None

Payment of Additional Amounts:	Applicable

Legal Format:	SEC registered

Net Proceeds to Walmart (after

    underwriting discounts and

    commissions and before

listing and offering expenses):	€844,101,000 (2022 Notes)
€643,831,500 (2026 Notes)

Settlement Date:	T + 5; April 8, 2014

Joint Book-Running Managers:	Barclays Bank PLC
BNP Paribas
HSBC Bank plc
Credit Suisse Securities (Europe) Limited
Morgan Stanley & Co. International plc
Wells Fargo Securities, LLC

Selling Restrictions:	European Economic Area, United Kingdom, Hong Kong, Japan, Singapore

CUSIP:	931142 DL4 (2022 Notes)
931142 DM2 (2026 Notes)

ISIN:	XS1054528457 (2022 Notes)
XS1054534422 (2026 Notes)

Common Code:	105452845 (2022 Notes)
105453442 (2026 Notes)

Listing:	The New York Stock Exchange (being applied for)

Ratings: Ratings for Walmart’s long-term debt securities: S&P, AA; Moody’s, Aa2; and Fitch, AA. Walmart will apply for specific ratings for the 2022 Notes and the 2026 Notes from S&P, Moody’s and Fitch and expects that the ratings for the Notes will be the same as for Walmart’s other long-term debt securities by such rating agencies.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-178706).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at 1-888-603-5847 or alternatively +44 (0) 20 7773 9098, BNP Paribas toll-free at 1-800-854-5674 or HSBC Bank plc toll-free at +44 (0) 20 7991 8888.